Exhibit 99.1

CONTACT:

George Relan

Director of Corporate Relations

grelan@mechtech.com

518.533.2200

MTI REPORTS SECOND QUARTER RESULTS AND PROGRESS

- Announces Consumer Market Milestone,

Technology Advancement for MTI Micro -

Albany, N.Y., August 9, 2005 -- Mechanical Technology Inc. (NASDAQ: MKTY) today reports financial results for its second quarter ended June 30, 2005.

Mechanical Technology (MTI or the Company) will host a conference call and web cast today at 10:30 a.m. (EST). The dial-in phone number for the conference call is (719) 457-2730.  There will be a simultaneous web cast which can be heard by logging onto MTI's website at http://www.mechtech.com. A replay of the conference call will be available within 24 hours on the website or via phone by dialing (719) 457-0820 and, when prompted, entering pin code number 3105411.

Recent Events

In the call, MTI Micro plans to provide updates on its market entry strategy into the military, industrial and consumer markets; technology advancements; and progress towards company milestones.

MTI Micro now plans to establish a relationship with a lead consumer OEM by the end of 2006, and is on track to reach its remaining 2005 milestones.  In conjunction with these milestones, the Company has achieved 1.5 times the energy density of a BA5590 battery - one of the most frequently used military batteries - in a Mobion™ laboratory test unit, achieving 50 percent more energy from the same size and weight.  The company remains on track to achieve double the energy density of a BA5590 battery by the end of 2005.

Second Quarter Financial Results

For the three months ended June 30, 2005, the Company reported a net loss of $2.793 million, or $(0.09) per diluted share, on revenues of $1.665 million.  Revenues included $1.285 million in product revenue generated by the Company's subsidiary, MTI Instruments, Inc. (MTI Instruments) and $.380 million in funded research and development (R&D) revenue generated by the Company's subsidiary, MTI MicroFuel Cells Inc. (MTI Micro).  This compares with a net loss of $1.363 million, or $(0.05) per diluted share, on revenues of $1.422 million - $1.231 million generated by MTI Instruments and $.191 million generated by MTI Micro - for the same period of 2004.  The $.054 million increase in product revenue for MTI Instruments is primarily the result of increases in sales to general gaging customers of $.140 million and aviation customers of $.080 million offset by a decrease in sales to semiconductor customers of $.166 million. There was also a $.189 million increase in funded R&D revenue at MTI Micro due primarily to increases from government contracts.

Research and product development expenses for the second quarter of 2005 decreased to $2.913 million from $3.006 million for the same period of 2004. This decrease is related to a $.609 million decrease in unfunded research and product development expenses offset by increases of $.516 million in funded research and product development expenses.

Selling, general and administrative expenses for the second quarter of 2005 increased to $2.508 million compared to $2.057 million for the same period of 2004. This increase is primarily the result of the following changes: increased salaries and employee benefits of $.749 million related to an increase in the number of employees working in micro fuel cell engineering management, government and military relations and strategic planning and business development efforts, an increase in corporate support employees related to Sarbanes-Oxley compliance, an expanded sales organization at MTI Instruments and the accrual of severance costs; increased depreciation expense of $.092 million; a decrease of $.256 million in consulting and other professional fees which in 2004 included $.448 million in fees related to the 2004 private placement amendment partially offset by increases of $.133 million for Sarbanes-Oxley related costs and $.100 million for consultants; and a $.134 million decrease in other expenses, net.

Results for the three months ended June 30, 2005 included a $9.635 million gain on the sale of securities available for sale. Results for the comparable period in 2004 included no gains on sales of securities available for sale.

Results for the three months ended June 30, 2005 also included a $7.173 million non-cash loss on derivative accounting compared to a $1.492 million gain in 2004.

For the quarter ended June 30, 2005, cash used in operations was $3.798 million and cash used for capital expenditures was $.250 million.

Six-Month Financial Results

For the six months ended June 30, 2005, MTI reported a net loss of $8.847 million or $(0.29) per diluted share, on revenues of $3.392 million.  Revenues included $2.688 million in product revenue generated by MTI Instruments and $.704 million in funded R&D revenue generated by MTI Micro. This compares with a net loss of $1.605 million, or $(0.06) per diluted share, on revenues of $3.389 million during the same period of 2004, with $2.810 million in product revenue generated by MTI Instruments and $.579 million in funded R&D revenue generated by MTI Micro. The increase in funded R&D revenue of $.125 million relates primarily to increases from government contracts. Product revenue decreased by $.122 million from the prior year period, primarily as the result of decreases in sales to semiconductor customers of $.308 million and aviation customers of $.055 million partially offset by increases in sales to general gaging customers of $.241 million.

Research and product development expenses for the first six months of 2005 decreased to $5.573 million, compared to $5.674 million for the same period in 2004.  This decrease is due to a $.518 million decrease in unfunded research and product development expenses offset by increases of $.417 million in funded research and product development expenses.

SG&A expenses for the first six months of 2005 increased to $5.542 million, compared to $3.364 million for the same period of 2004. This increase is primarily the result of an increase of $.100 million in licensing fees; an increase of $.221 million in consulting and other professional fees for Sarbanes-Oxley compliance, government relations, financial consulting and information technology; an increase in salaries and employee benefits of $1.498 million related to an increase in the number of employees working in micro fuel cell engineering management, government and military relations and strategic planning and business development efforts, an increase in corporate support employees related to Sarbanes-Oxley compliance, an expanded sales organization at MTI Instruments and the accrual of severance costs; increased depreciation expense of $.206 million; and a $.153 increase in other expenses, net.

On June 24, 2005, Fletcher notified the Company of its election to exercise in full its right to purchase from the Company certain shares of common stock of Plug Power. As a result of this election, Fletcher purchased 1,799,791 shares of Plug Power common stock from the Company with proceeds to the Company of $1.301 million. This transaction closed on June 28, 2005 and, in connection with this exercise, the Company recognized a loss on the derivative immediately prior to exercise of $7.173 million valued under the intrinsic value method and a gain on the sale of Plug Power common shares of $9.635 million.

Results for the first six months of 2005 included a $9.635 million gain on the sale of securities available for sale compared to a $3.129 million gain for the comparable 2004 period.  During the same period of 2004, MTI sold 380,000 shares of Plug Power common stock with proceeds totaling $3.804 million.

Results for the first six months of 2005 also included a $10.407 million non-cash loss on derivative accounting compared to a $.211 million gain in 2004.

For the six months ended June 30, 2005, cash used in operations was $7.678 million and cash used for capital expenditures was $.452 million.

See the attached financial highlights for the Company's second quarter ended June 30, 2005.

About MTI

MTI is primarily engaged in the development and commercialization of award winning MobionTM cord-free advanced portable power systems, through its subsidiary MTI MicroFuel Cells Inc. (MTI Micro). MTI Micro shipped its first MobionTM based product in December 2004, and has a world-class team of entrepreneurial business executives, researchers and scientists; a proprietary direct methanol micro fuel cell power system and a number of system prototypes demonstrating size reductions and performance improvements; and significant related intellectual property. MTI Micro has received government awards and developed strategic partnerships to help accelerate commercialization. MTI is also engaged in the design, manufacture, and sale of high-performance test and measurement instruments and systems through its subsidiary MTI Instruments, Inc. For more information about the Company please visit www.mechtech.com.

(Financial Table Attached)

 # # #

Statements in this press release which are not historical fact including statements regarding management's intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, among others, estimates of cash needs and sources; our ability to meet cash needs in the future; our plans under our strategic alliance agreement with our fuel refill partner, future prospects and applications for fuel cell systems, MTI's, MTI Micro's and MTI Instruments' future business prospects, technology and performance; MTI Micro's market potential and progress as it relates to its MobionTM fuel cells; the significance of any contracts, grants, awards or other recognition that MTI Micro may receive; the timing or success of market entry, in either the vertical or horizontal markets, by MTI Micro; MTI Micro's ability to meet its stated milestones on time if at all; MTI, MTI Micro's and MTI Instruments' ability to increase or maintain sales into military and other governmental markets; the importance of any relationships we may have, and our ability to maintain those relationships going forward; MTI Micro's ability to produce products or prototypes consistent with any announced specifications or customer requirements if at all; MTI Micro's ability to remain a leader in advancing codes and standards; and the importance of any patents. All forward-looking statements are made as of today, and MTI disclaims any duty to update such statements.  It is important to note that the Company's actual results could differ materially from those projected in forward-looking statements.  Factors that could cause the anticipated results not to occur include, among others, risks related to financing; uncertainties in development, manufacturing, competition and consumer demand for DMFCs; Gillette's ability to terminate its agreements with MTI Micro prior to commercialization of DMFCs and the risk factors listed from time to time in the Company's SEC reports including but not limited to, the annual report on Form 10-K, as amended, and Quarterly Reports on Form 10-Q.

Financial Highlights
Balance Sheet Data:
(Dollars in Thousands)
	June 30, 2005	December 31, 2004
	(Unaudited)	(Audited)
Assets
Current Assets:
Cash and cash equivalents	$15,858	$22,545
Securities available for sale	25,985	17,678
Accounts receivable, less allowances of $58 in 2005 and 2004	1,252	1,772
Other receivables - related parties	-	3
Inventories	1,092	1,136
Prepaid expenses and other current assets	689	504
Total Current Assets	44,876	43,638
Long Term Assets:
Securities available for sale- restricted	-	16,497
Property, plant and equipment, net	2,713	2,884
Deferred income taxes	8,729	3,811
Total Assets	$56,318	$66,830

Liabilities and Shareholders' Equity

Current Liabilities:
Accounts payable	$ 585	$ 13
Accrued liabilities	2,607	3,287
Accrued liabilities - related parties	18	-
Income taxes payable	29	40
Deferred income taxes	8,579	5,486
Total Current Liabilities	11,818	8,826
Long-Term Liabilities:
Derivative liability	-	1,125
Other credits	24	24
Total Liabilities	11,842	9,975

Commitments and Contingencies
Minority interests	461	1,271

Shareholders' Equity	44,015	55,584
Total Liabilities and Shareholders' Equity	$56,318	$66,830

Statements of Operations Data:
(Dollars in Thousands, Except per Share Data)

	Three Months Ended		Six Months Ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Product revenue	$ 1,285	$ 1,231	$ 2,688	$ 2,810
Funded research and development revenue	380	191	704	579
Total revenues	1,665	1,422	3,392	3,389
Operating costs and expenses:
Cost of product revenue	517	623	1,119	1,270
Research and product development expenses:
Funded research and product development	1,057	541	2,112	1,695
Unfunded research and product development	1,856	2,465	3,461	3,979
Total research and product development expenses	2,913	3,006	5,573	5,674
Selling, general and administrative expenses	2,508	2,057	5,542	3,364
Operating loss	(4,273)	(4,264)	(8,842)	(6,919)
(Loss) gain on derivatives	(7,173)	1,492	(10,407)	211
Gain on sale of securities available for sale, net	9,635	-	9,635	3,129
Other income, net	109	32	209	19
Loss before income taxes and minority interests	(1,702)	(2,740)	(9,405)	(3,560)
Income tax (expense) benefit	(1,472)	1,065	(263)	1,381
Minority interests in losses of consolidated subsidiary	381	312	821	574
Net loss	$ (2,793)	$ (1,363)	$ (8,847)	$ (1,605)

Loss per share (Basic and Diluted):
Loss per share	$ (0.09)	$ (0.05)	$ (0.29)	$ (0.06)

Statements of Cash Flows Data:
(Dollars in Thousands)

	Six Months Ended
	June 30, 2005	June 30, 2004
	(Unaudited)	(Unaudited)
Net cash used by operating activities	$ (7,678)	$ (5,611)
Purchases of property, plant and equipment	(452)	(831)
Net cash provided by investing activities	849	2,973
Net cash provided by financing activities	142	11,163
(Decrease) increase in cash and cash equivalents	(6,687)	8,525
Cash and cash equivalents - beginning of period	22,545	12,380
Cash and cash equivalents - end of period	15,858	20,905

	As of
Other Information:	June 30, 2005	Dec. 31, 2004

Shares held:

Plug Power Inc.	3,793,436	5,593,227